Exhibit 99.1

N E W S            R E L E A S E

Steven Laub Joins Atmel’s Board of Directors
SAN JOSE, Calif., February 13, 2006 – Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, manufacture and sale of advanced semiconductors, today announced the election of Steven Laub to its Board of Directors. Mr. Laub’s appointment increases the membership of Atmel’s board to eight, five of whom are independent, non-employee directors.
Mr. Laub, 47, brings over 20 years of business management and industry experience to Atmel’s board. He is currently a technology partner with Golden Gate Capital Corporation and is the executive chairman of Teridian Semiconductor Corporation, located in Irvine, California. Mr. Laub also served as the President and CEO of Silicon Image Corporation as well as President and member of the Board of Directors of Lattice Semiconductor Corporation. Mr. Laub started his career at Bain & Company where he rose to the position of Vice President and was a founding member of their west coast technology practice.
“Steven provides a breadth of knowledge of the industries in which we participate, and we look forward to his contributions to the Company,” stated George Perlegos, President and Chief Executive Officer for Atmel.
Mr. Laub holds a JD degree from Harvard Law School and a BA degree in Economics from the University of California, Los Angeles.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations: 408-487-2677

Atmel Corporation  •  2325 Orchard Parkway  •  San Jose CA 95131  •  Phone (408) 441-0311  •  Fax (408) 487-2600